Contact:	Paul Coghlan	5:00 EDT
	Vice President, Finance, Chief Financial Officer	Tuesday, October 13, 2009
	(408) 432-1900	NATIONAL DISTRIBUTION

LINEAR TECHNOLOGY REPORTS STRONG QUARTERLY REVENUES AND PROFITS WITH REVENUES GROWING 14% SEQUENTIALLY FROM THE PRIOR QUARTER.

Milpitas, California, October 13, 2009, Linear Technology Corporation (NASDAQ-LLTC), a leading, independent manufacturer of high performance linear integrated circuits, today reported financial results for the quarter ended September 27, 2009.  Revenue of $236.1 million for the first quarter of fiscal year 2010 increased $28.1 million or 14% compared to the previous quarter’s revenue of $208.0 million and decreased $74.2 million or 24% from $310.4 million reported in the first quarter of fiscal year 2009.  Net income of $60.7 million increased $9.3 million or 18% over the fourth quarter of fiscal year 2009 and decreased $41.6 million or 41% from the first quarter of fiscal year 2009 which in addition to higher revenue had a lower tax rate of 24% compared to 28% this quarter.

Diluted earnings per share (“EPS”) increased $0.04 cents per share over the adjusted fourth quarter fiscal year 2009 results. Diluted EPS of $0.27 in the first quarter of fiscal year 2010 was calculated in accordance with U.S. Generally Accepted Accounting Principles (“GAAP”) and included $7.2 million ($0.02 per share) of non-cash interest expense related to the amortization of the debt discount on the Company’s Convertible Senior Notes in accordance with Financial Accounting Standards Board (“FASB”) Staff Position No. APB 14-1 (“FSP APB 14-1”), which the Company adopted during the first quarter of fiscal year 2010.  FSP APB 14-1 requires that issuers of debt instruments, such as the Company’s Convertible Senior Notes, must separately account for the liability and equity components in a manner that reflects the entity’s nonconvertible debt borrowing rate. The resulting non-cash interest expense will never be paid by the Company.  All adjustments were made retrospectively as of the April 24, 2007 issuance of the Convertible Senior Notes and, therefore, all prior quarters and years have been adjusted accordingly.

In addition, during the first quarter of fiscal 2010 the Company adopted EITF 03-6-1 which caused basic and diluted shares used in the Diluted EPS calculation to increase by approximately 4.0 million shares ($0.005 per share) to include non vested restricted stock grants that receive a dividend.  Diluted EPS was also negatively impacted by the return of the Company’s quarterly tax rate to 28% as compared to the previous quarter’s tax rate of 21%, which was favorably impacted by discrete items.

During the September quarter the Company’s cash, cash equivalents and marketable securities balance increased by $40.8 million to $909.5 million.  A cash dividend of $0.22 per share will be paid on November 25, 2009 to stockholders of record on November 13, 2009.

Bookings for the quarter grew in all of the Company’s major end-markets, except cell phones, and the largest increases were in the automotive and industrial end-markets.

According to Lothar Maier, CEO, “This was a strong quarter in both revenue and profit growth. We were pleased by the acceleration of customer orders during the latter half of the quarter as each of our end-markets except cell phone improved, in particular the automotive and industrial markets. As a result, revenues significantly improved over the previous quarter as we grew sales 14%, beating the top end of our guidance.  In addition, our operating income grew by 26% and now represents 42% of sales.  I would also like to recognize our dedicated employees who are helping us work successfully through these challenging times.

Notwithstanding the high rate of growth we achieved during the first quarter, we still remain somewhat cautious looking ahead to the December quarter.  The financial effects of the global recession are certainly not over and continue to impact many of our customers.  Customer orders continue to call for short lead times and turns business, or bookings that are recorded and shipped during the quarter, remains at a high level. While there are some concerns that recent improvements in the overall marketplace are at least partially attributable to a replenishment of inventory stock, we continue to experience bookings improvement. Therefore, based upon the strength of our positive book to bill ratio and the recovery we appear to be witnessing in our automotive and industrial end-markets, we are forecasting revenue growth for our second fiscal quarter in the range of 2% to 5% over our first quarter.”

 Except for historical information contained herein, the matters set forth in this press release are forward-looking statements.  In particular, the statements regarding the demand for our products, our customers’ ordering patterns and the anticipated trends in our sales and profits are forward-looking statements.  The forward-looking statements are dependent on certain risks and uncertainties, including such factors, among others, as the timing, volume and pricing of new orders received and shipped, the timely introduction of new processes and products, general conditions in the world economy and financial markets and other factors described in our 10-K for the fiscal year ended June 28, 2009.

Company officials will be discussing these results in greater detail in a conference call tomorrow, Wednesday, October 14, 2009 at 8:30 a.m. Pacific Coast Time.  Those investors wishing to listen in may call (719) 325-4794, or toll free (877) 856-1956 before 8:15 a.m. to be included in the audience.   There will be a live webcast of this conference call that can be accessed through www.linear.com or www.streetevents.com.  A replay of the conference call will be available from October 14, 2009 through October 20, 2009.

You may access the archive by calling (719) 457-0820 or toll free (888) 203-1112 and entering reservation #4879437.  An archive of the webcast will also be available at www.linear.com and www.streetevents.com as of October 14, 2009 until the first quarter earnings release next year.

Linear Technology Corporation, a manufacturer of high performance linear integrated circuits, was founded in 1981, became a public company in 1986 and joined the S&P 500 index of major public companies in 2000.  Linear Technology products include high performance amplifiers, comparators, voltage references, monolithic filters, linear regulators, DC-DC converters, battery chargers, data converters, communications interface circuits, RF signal conditioning circuits, uModule® products, and many other analog functions.  Applications for Linear Technology’s high performance circuits include telecommunications, cellular telephones, networking products such as optical switches, notebook and desktop computers, computer peripherals, video/multimedia, industrial instrumentation, security monitoring devices, high-end consumer products such as digital cameras and MP3 players, complex medical devices, automotive electronics, factory automation, process control, and military and space systems. For more information, visit www.linear.com.

For further information contact Paul Coghlan at Linear Technology Corporation, 1630 McCarthy Blvd., Milpitas, California   95035-7417, (408) 432-1900.

LINEAR TECHNOLOGY CORPORATION
CONSOLIDATED STATEMENTS OF INCOME
(In thousands, except per share amounts)
GAAP (unaudited)

	Three Months Ended
	September 27,	June 28,	September 28,
	2009	2009*	2008*
Revenues	$ 236,135	$ 208,018	$ 310,351
Cost of sales (1)	59,583	53,456	71,472
Gross profit	176,552	154,562	238,879

Expenses:
Research & development (1)	45,340	44,466	50,860
Selling, general & administrative (1)	31,659	28,694	37,107
Restructuring	-	2,343	--
	76,999	75,503	87,967
Operating income	99,553	79,059	150,912
Interest expense	(11,892)	(12,091)	(14,407)
Amortization of debt discount(1)	(7,229)	(7,256)	(8,305)
Interest income	3,856	4,470	6,974
Gain on early retirement of convertible
senior notes	--	1,223	--
Income before income taxes	84,288	65,405	135,174
Provision for income taxes	23,601	14,047	32,867

Net income	$ 60,687	$ 51,358	$ 102,307

Earnings per share:
Basic	$ 0.27	$ 0.23	$ 0.45
Diluted	$ 0.27	$ 0.23	$ 0.45

Shares used in the calculation of earnings per share:
Basic	226,909	226,836	225,705
Diluted	227,852	226,836	227,700

(1) Includes the following non-cash charges:
Stock-based compensation
Cost of sales	$ 2,295	$ 2,221	$ 1,886
Research & development	9,719	9,276	7,986
Sales, general & administrative	5,475	5,295	4,502
Amortization of debt discount (non- cash interest expense)	7,229	7,256	8,305

* As adjusted for the adoption of FSP APB14-1 and EITF 03-6-1.

LINEAR TECHNOLOGY CORPORATION
CONSOLIDATED CONDENSED BALANCE SHEETS
(in thousands)
	September 27,	June 28,
	2009	2009 *
	(unaudited)	(unaudited)
ASSETS:
Current assets:
Cash, cash equivalents and
marketable securities	$909,473	$868,711

Accounts receivable, net of
allowance for doubtful
accounts of $1,773 ($1,790
at June 28, 2009)	113,239	95,434

Inventories	49,339	52,531

Deferred tax assets and
other current assets	70,436	72,575
Total current assets	1,142,487	1,089,251

Property, plant & equipment, net	251,622	258,425

Other noncurrent assets	72,293	73,853
Total assets	$1,466,402	$1,421,529

LIABILITIES & STOCKHOLDERS’
EQUITY:
Current liabilities:
Accounts payable	$9,220	$10,531

Accrued income taxes, payroll & other accrued liabilities	112,579	86,313

Deferred income on shipments
to distributors	27,298	28,497
Total current liabilities	149,097	125,341

Convertible senior notes (1)	1,278,278	1,280,617

Deferred tax and other long-term
liabilities	202,805	201,908

Stockholders’ equity:
Common stock	1,262,851	1,247,092

Accumulated deficit	(1,431,219)	(1,438,524)

Accumulated other
comprehensive income	4,590	5,095
Total stockholders’ deficit	(163,778)	(186,337)
	$1,466,402	$1,421,529
* As adjusted for the adoption of FSP APB14-1.

(1) Principal owed on Convertible Senior Notes at September 27, 2009 and June 29, 2009 is $1,396 million and $1,406 million, respectively, due to the above amounts including non-cash adjustments of $118 million and $125 million, respectively, as a result of the implementation of FSP APB14-1.

LINEAR TECHNOLOGY CORPORATION
RECONCILIATION OF GAAP NET INCOME TO NON-GAAP NET INCOME
(In thousands, except per share amounts)

	Three Months Ended
	September 27,	June 28,	September 28,
	2009	2009	2008

Reported net income
(GAAP basis)	$60,687	$51,358	$102,307

Stock-based compensation (1)	17,489	16,792	14,374
Amortization of debt discount(2)	7,229	7,256	8,305
Income tax effect of
non-GAAP adjustments	(6,921)	(5,165)	(5,514)

Non-GAAP net income	$78,484	$70,241	$119,472

Basic	$0.35	$0.31	$0.53
Diluted	$0.34	$0.31	$0.52

1)	Linear began expensing stock options in the first quarter of fiscal year 2006.

2)
Amortization of debt discount is a non-cash interest expense related to the adoption of FSP APB 14-1. The Company adopted FSP APB 14-1 during the first quarter of fiscal year 2010. All adjustments were made retrospectively as of the date of issuance of the Convertible Senior Notes and, therefore, all prior quarters and years have been adjusted accordingly.

The Company’s non-GAAP measures set forth above exclude charges related to stock-based compensation and the amortization of the Company’s debt discount which is a non-cash interest expense.  The Company’s management uses non-GAAP net income and non-GAAP net income per diluted share to evaluate the Company’s current operating results and financial results and to compare them against historical financial results.  The Company excludes stock-based compensation and non-cash interest expenses and the related tax effects primarily because they are significant non-cash expense estimates, which management separates for consideration when evaluating and managing business operations. In addition management believes it is useful to investors because it is frequently used by securities analysts, investors and other interested parties in evaluating the Company and provides further clarity on it’s profitability.

In addition, the Company believes that providing investors with these non-GAAP measurements enhances their ability to compare the Company’s business against that of its many competitors who employ and disclose similar non-GAAP measures.  This financial measure may be different from non-GAAP methods of accounting and reporting used by the Company’s competitors to the extent their non-GAAP measures include other items.  The presentation of this additional information should not be considered a substitute for net income or net income per diluted share prepared in accordance with GAAP.